Exhibit 99.1

PMGC Holdings Inc. Completes Acquisition of Customer IT Packaging Company Pacific Sun Packaging with over $2,000,000 in combined revenue for fiscal years 2023 and 2024

●	Serves over 300 Commercial Clients including Data Centers, Technology Manufacturers and Incident Response (IR) Service Providers.

●	Adds cash flow positive revenue, enhances PMGC’s exposure to U.S. semiconductor and artificial intelligence (“AI”) infrastructure growth, and marks the launch of its strategic acquisition program targeting U.S. businesses.

Newport Beach, CA – July 10, 2025 – PMGC Holdings Inc. (Nasdaq: ELAB) (the “Company,” “PMGC,” “we,” or “us”), a diversified public holding company, today announced that it has completed the acquisition of Pacific Sun Packaging Inc. (“Pacific Sun”) a niche custom IT packaging company based in San Clemente, California.

PMGC acquired 100% of the issued and outstanding shares of Pacific Sun for $1,148,000 in cash, with an additional $250,000 earnout contingent on the company achieving $1,145,915 in revenue over the 12-month period following closing.

About Pacific Sun Packaging Inc.

Founded in 2011, Pacific Sun Packaging Inc. is a specialty packaging provider focused on high-precision, component-level packaging solutions for the electronics and information technology (“IT”) hardware industries. The company designs and supplies custom-engineered protective packaging for delicate components such as central processing units (CPUs), memory modules (DIMMs and SO-DIMMs), solid state drives (SSDs), hard disk drives (HDDs), and fiber-optic transceivers, serving customers across the semiconductor, data center, and networking equipment supply chains.

Pacific Sun’s solutions are built to meet the demanding durability, antistatic protection, and dimensional requirements of sensitive electronic parts during storage, shipping, and integration. Its products are widely used by original equipment manufacturers (OEMs), distributors, and contract manufacturers requiring scalable, reliable, and technically compliant packaging options. Known for its engineering agility, fulfillment reliability, and component-specific packaging expertise, the company operates a lean, cash-generative model from its base in San Clemente, California.

In fiscal years 2023 and 2024, Pacific Sun generated combined revenue of $2,151,418.

Strategic Rationale

The acquisition of Pacific Sun marks the first completed transaction in PMGC’s broader acquisition strategy, which targets businesses with consistent earnings, strong fundamentals, and scalable platforms. Pacific Sun operates in a specialized and growing segment of the packaging industry, supported by long-standing customer relationships, high service reliability, and deep expertise in meeting the complex needs of the technology supply chain. The company’s ability to deliver tailored, component-specific solutions with speed and consistency has made it a trusted partner to electronics and IT hardware providers navigating increased demand and supply chain complexity.

PMGC plans to work closely with Pacific Sun’s existing leadership to identify and execute growth initiatives, including the buildout of a dedicated sales function, targeted marketing investments, and operational enhancements. With the right capital and strategic support, Pacific Sun is well-positioned to expand its commercial footprint and serve a broader range of customers in the growing electronics and logistics ecosystem.

“Pacific Sun Packaging represents everything we look for in a foundational operating platform: consistent profitability, customer loyalty, and strategic exposure to macro tailwinds,” said Graydon Bensler, Chief Executive Officer of PMGC Holdings Inc. “As semiconductor, electronics manufacturing, and AI data centers increasingly move back onshore, and demand for servers, memory, and IT components continues to grow, we believe this business is well-positioned to scale with America’s advanced manufacturing revival, and we are excited to help meet that demand.”

Industry Outlook

The U.S. market for custom IT and electronics packaging is poised for multi-year growth. According to industry data:

●	The North American electronics packaging market exceeded $8 billion in 2023.[1]

●	Demand is driven by the cloud, data center, and AI hardware boom, with memory modules and optical networking components requiring high-spec packaging solutions.

●	The CHIPS and Science Act is incentivizing domestic production, increasing demand for U.S.-based packaging partners.

●	E-commerce growth and stricter sustainability regulations are reshaping packaging needs—rewarding suppliers that offer recyclable, efficient, and customizable designs.

About PMGC Holdings Inc.

PMGC Holdings Inc. is a diversified holding company that manages and grows its portfolio through strategic acquisitions, investments, and development across various industries. We are committed to exploring opportunities in multiple sectors to maximize growth and value. For more information, please visit https://www.pmgcholdings.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “believes,” “expects,” “plans,” “potential,” “would” and “future” or similar expressions such as “look forward” are intended to identify forward-looking statements. Forward-looking statements are made as of the date of this press release and are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, activities of regulators and future regulations and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results. Therefore, you should not rely on any of these forward-looking statements. These and other risks are described more fully in PMGC’s filings with the United States Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 28, 2025, and its other documents subsequently filed with or furnished to the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Relations Contact:

IR@pmgcholdings.com

[1]	North America Consumer Electronics Packaging Market Report – Industry Trends and Forecast to 2031 | Data Bridge Market Research